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                                                                Exhibit 10.13(b)

                              EMPLOYMENT AGREEMENT



         AGREEMENT dated as of the 26th day of April, 1999, by and between Juno Online Services, Inc., a Delaware corporation ("Company"), and Robert H. Cherins (the "Employee").

         WHEREAS, the Company desires to continue to retain the Employee on the terms and conditions hereinafter set forth, and the Employee is willing to continue employment by the Company upon such terms and conditions;

         NOW, THEREFORE, in consideration of the foregoing and in consideration of their mutual promises and agreements contained herein, the parties hereto agree as follows:

         1. EMPLOYMENT

         Employment has commenced, and may be terminated by either party at any time, for any reason, upon 30 days notice (the "Notice Period"), which notice may be given either verbally or in writing. Notwithstanding the foregoing, the Company may elect to terminate immediately upon notice, except that in this event, the compensation and benefits set forth in Section 2 shall be continued for the duration of the Notice Period. The Employee acknowledges and agrees that he is an employee at will, and that just as the Employee is free to resign at any time, the Company has the right to terminate the employment relationship at any time for any lawful reason. The Employee acknowledges and agrees that no representative of the Company may verbally change the at will employment relationship between the Employee and the Company. References to time periods in this Agreement shall not be construed or interpreted as promising or guaranteeing employment for any specific duration or until any specific date.

         2. COMPENSATION

         (a) BASE SALARY DURING THE COMPENSATION PERIOD. As compensation for the Employee's services during the period beginning May 1, 1999 and ending on December 31, 1999 (the "Compensation Period"), the Company shall pay the Employee a base salary computed at an annual rate of $150,000 per year, prorated to correspond to that portion of the Compensation Period during which the Employee is actually employed with the Company, such base salary to be paid semi-monthly.

         (b) BASE SALARY AFTER THE COMPENSATION PERIOD. As of the end of the Compensation Period, or as of the end of any subsequent calendar year, the Employee's base salary may be increased or decreased, or the manner in which the Employee is compensated may be changed, in the sole discretion of the Company . Any such change in compensation shall be deemed to modify only this Section 2 of this Agreement, and all other provisions of this Agreement shall remain in effect following such change in compensation. In the absence of any such change, the Employee's base salary shall remain the same as it was during the Compensation Period.

         (c) DISCRETIONARY YEAR-END BONUS. The Company may (or may not), in its sole discretion pay the Employee an additional discretionary year-end bonus. Any such bonus(es) relating to the Compensation Period shall be paid to the Employee on a date to be determined by the the Company, which date shall ordinarily be no later than March 15th of the following calendar year, or as soon thereafter as is practicable The award and the amount of such bonus shall be determined by the Company in its sole discretion.

         (d) NON-REFUNDABLE ADVANCE AGAINST BONUS. In addition to the base salary specified in Section 2(a)the Employee shall, during the Compensation Period, receive a non-refundable advance against the bonus specified in Section 2(c) computed at an annual rate of $178,500 per year, prorated to correspond to that portion of the Compensation Period during which the Employee is actually employed with the Company, such advance to be paid semi-monthly. In the event that a year-end bonus is paid pursuant to the terms of Section 2(c), the amount of such advance shall be deducted from such year-end bonus payment. The Employee shall under no circumstances be required to repay any correctly computed sum that has already been paid to the Employee as a non-refundable advance against bonus pursuant to the terms of this Section 2(d).

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         (e) YEAR-END BONUS AFTER THE COMPENSATION PERIOD. As of the end of the
Compensation Period, or as of the end of any subsequent calendar year, the Employee's year-end bonus, if any, and/or the non refundable advance against such year-end bonus, if any, may be increased, decreased, or eliminated, or the manner in which the Employee is compensated may be changed, in the sole discretion of Company expressed in writing. Subsequent to the Compensation Period, the Company shall not have any obligation to continue to pay a year-end bonus or a non-refundable advance against such bonus to the Employee unless such an arrangement is explicitly agreed to in writing by a duly authorized officer of the Company.

         (f) STANDARD COMPANY BENEFITS. In addition to the compensation outlined elsewhere in this Section 2, the Company shall provide to the Employee all of the benefits included in the Company's standard benefit package, which currently include medical (hospitalization and major medical), dental, disability, life, and accidental death and dismemberment insurance. Most of the cost of such benefits shall be borne by the Company. However, in the case of coverage for the Employee himself, the Employee contributes a nominal pre-tax amount to the cost of the medical insurance; if the Employee wishes to obtain coverage for other qualified family members, and arranges with the Company's insurance providers (through the Company's Human Resources staff) to obtain such additional coverage, the Employee will also be required to contribute part of the incremental cost of such coverage. Individual and dependent medical insurance contribution amounts are determined on a set scale, based on both the actual cost of the insurance and on the Employee's base salary. The required contribution will be borne by the Employee by means of a voluntary salary reduction in the amount of the contribution implemented by the Company at the request of the Employee.

         The standard benefit package also currently includes a flexible spending account plan and a 401(k) retirement plan, available to all qualified full-time employees after a certain period of employment with the Company. The 401(k) retirement plan currently includes a matching program and a graded vesting schedule; the Company does not contribute to the flexible spending account plan, but the Employee may contribute pre-tax dollars. The Employee agrees that the composition, providers, and all other aspects of the Company's standard benefit package may be changed from time to time in the sole discretion of the Management Company.

         (g) EXCLUSIVE COMPENSATION. The compensation and benefits described in this Section 2 shall be the exclusive compensation due to the Employee from the Company or any of its affiliates during or on account of the services of the Employee. If directed by the Company, the Employee shall provide the services described in this Agreement to one or more affiliates of the Company without compensation other than as specified in this Section 2.

         3. DISCLOSURE TO THE COMPANY

         (a) DISCLOSURE OF INFORMATION TO THE COMPANY. The Employee shall promptly disclose and deliver over to the Company, without additional compensation, to the extent that such disclosure could reasonably be expected to be of interest to the Company, in writing, or in such form and manner as the Company may reasonably require:

                  (i) any and all algorithms, procedures, methods or techniques directly related to electronic communication and/or commerce or to the Employee's work with the Company, and the essential ideas and principles underlying such algorithms, procedures, methods or techniques, conceived, originated, discovered, developed, evaluated, tested, or applied by the Employee while employed by the Company, whether or not such algorithms, procedures, methods or techniques are embodied in a computer program;

                  (ii) any and all programming, marketing, advertising, or financing strategies, the essential ideas and principles on which such strategies are based, and any information that might reasonably be expected to lead to the development of such strategies, conceived, originated, discovered, developed, evaluated, tested, or employed by the Employee while employed by the Company, whether or not such strategies are embodied in a computer program;

                  (iii) any and all Internet-related and other products and services, and the essential ideas and principles underlying such products and services, conceived, originated, adapted, developed, evaluated, tested, or applied by the Employee while employed by the Company, whether or not such products or services are embodied in a computer program, and whether or not marketed, sold, or provided by the Company;

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                  (iv) such information and data pertaining to the business, operations, personnel, activities, financial status and affairs, current or anticipated business or investment objectives or practices, current or anticipated requirements for Internet-related or other products or services, and other information relating to current or prospective investors, other current or prospective funding sources, limited partners, shareholders, clients, customers, accounts, joint venturers, or other business affiliates of the Company, and of the officers, partners, principals, employees, and other persons affiliated with such current or prospective investors, limited partners, shareholders, clients, customers, accounts, joint venturers, or other business affiliates, as is known to the Employee and as might reasonably be expected to be of value to the Company in developing, maintaining, or expanding its current or prospective business relationships with such current or prospective investors, limited partners, shareholders, clients, customers, accounts, joint venturers, or other business affiliates.

         (b) PERIOD COVERED; INFORMATION EXCLUDED. The provisions of this
Section 3 shall apply to information acquired by the Employee at any time during his employment with the Company, whether prior to or subsequent to the execution of this Agreement.

         The Employee agrees not to disclose to the Company any confidential or proprietary information belonging to any previous employer of the Employee that is not affiliated with the Company, or belonging to any other party, without first securing the written permission of such previous employer or other party.

         (c) DISCLOSURE UPON TERMINATION. Any information required to be disclosed under this Section 3 that has not yet been disclosed by the Employee to the Company at the time of the termination of the Employee's employment with the Company, without regard to when or for what reason, if any, such employment shall terminate, shall be disclosed to the Company in writing, or in such form and manner as the Company may reasonably require, within 10 days of the termination of the Employee's employment with the Company.

         4.  CONFIDENTIAL INFORMATION

         (a) DEFINITION. The parties acknowledge that, in order to permit the Employee to successfully perform and/or continue to perform the duties associated with his employment with the Company, it is necessary for the Company to entrust the Employee with certain valuable proprietary information and knowledge of certain modes of business operation ("Confidential Information") which are essential to the profitable operation of the Company, and which give the Company a competitive advantage over other firms pursuing related business activities. In the context of this Agreement, the term "Confidential Information" shall be deemed to include

                  (i) computer software or data of any sort developed (in the case of software) or compiled (in the case of data) by the Company;

                  (ii) the fact that the Company uses, has used, or has evaluated for potential use a particular computer program or system, if the disclosure of such fact to a competitor of the Company might reasonably be expected to adversely affect the competitive position of the Company relative to that of such a competitor; provided, however, that information about the type of computers, computer peripherals, operating systems, database systems, or other systems software which the Company uses, has used, or has evaluated for potential use, but which is not specific to any financial or Internet related application, shall not by reason of this Section 4(a)(ii) be considered Confidential Information;

                  (iii) algorithms, procedures, methods, or techniques, or the essential ideas and principles underlying such algorithms, procedures, methods, or techniques, developed by the Company (but excluding any public domain algorithm, procedure, or technique), whether or not such algorithms, procedures, methods, or techniques are embodied in a computer program;

                  (iv) the fact that the Company uses, has used, or has evaluated for potential use any particular algorithm, procedure, or technique developed by a party other than the Company, whether or not such algorithm, procedure, or technique is embodied in a computer program, if the disclosure of such information to a competitor of the Company might reasonably be expected to adversely affect the competitive position of the Company relative to that of such a competitor;

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                  (v) the results of any programming, marketing, advertising, financial, or other analysis conducted by the Company for its own internal use (and not approved for dissemination to its customers, investors, consultants, joint venturers, or other parties);

                  (vi) any information that would typically be included in the Company's income statements, including, but not limited to the amount of the Company's revenues, expenses, or net income;

                  (vii) any plans for the business of the Company (whether or not such plans have been reduced to writing); financial information concerning such plans (including without limitation projected revenues, projected expenses, projected net income and information concerning rates and costs of customer acquisition and retention); descriptions of such business and technical aspects of or relating to the operation of such business (including without limitation algorithms, computer programs, processes or formulas that relate to computer and network security, authentication, logging, accounting and distribution); and products and services that the Company is considering offering to its subscribers and/or to other persons;

                  (viii) any other information gained in the course of the Employee's employment with the Company that could reasonably be expected to prove deleterious to the Company if disclosed to third parties, including without limitation any information that could reasonably be expected to aid a competitor of the Company in making inferences regarding the nature of the Company's activities, where such inferences could reasonably be expected to adversely affect the competitive position of the Company relative to that of such a competitor;

                  (ix) any other information gained in the course of or incident to the Employee's employment with the Company that the Company has received from a third party and is required to hold confidential;
                  (x) any other information gained in the course of or incident to the Employee's employment with the Company that the Company treats or designates as Confidential Information and which is not publicly available.

         (b) USE AND DISCLOSURE.

                  (i) The Employee acknowledges that he has acquired and/or will acquire Confidential Information in the course of or incident to his employment with the Company. Accordingly, the Employee agrees that he shall not, directly or indirectly, at any time, during the term of his employment with the Company or at any time thereafter, and without regard to when or for what reason, if any, such employment shall terminate, use or cause to be used any such Confidential Information, whether acquired prior to or subsequent to the execution of this Agreement, in connection with any activity or business except the business of the Company, and shall not disclose such Confidential Information to any individual, partnership, corporation, or other entity unless such disclosure has been authorized in writing by the Company, or except as may be required by any applicable law or by order of a court of competent jurisdiction, a regulatory or self-regulatory body, or a governmental body.

                  (ii) The provisions of Section 4(b)(i) notwithstanding, the Employee shall be free to disclose any information contained in any material which the Company routinely makes available to the press and/or the general public , and shall be free to disclose or use any information which is in or which enters the public domain prior to the time of such disclosure or use (except where such information enters the public domain as a result of unauthorized actions of the Employee). The Employee acknowledges, however, that
(A) a large number of programming techniques and programming strategies, and a large number of analyses, observations and findings from which such computer programming techniques and strategies might be derived, have been or may be reported in the open literature, or may otherwise have entered or may enter the public domain, and that one of the Company's most valuable forms of Confidential Information is its accumulated knowledge, based on research, analysis, and experimentation not reported in the open literature or otherwise falling within the public domain, of which of these programming techniques, and programming strategies, and which of these analyses, observations, and findings, are likely to form the basis for practical, profitable business applications for the Company ("Confidential Applicability Information"). The Employee thus agrees that he shall not, directly or indirectly, at any time, during the term of his employment with the Company, or at any time thereafter, and without regard to when or for what reason, if any, such employment shall terminate, use or cause to be used any Confidential Applicability Information in connection with any activity or business except the business of the Company, and shall not disclose such Confidential Applicability Information to any individual, partnership, corporation, or other entity, unless what would otherwise be deemed to

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constitute Confidential Applicability Information is itself in or itself enters the public domain by some means other than as a result of unauthorized actions of the Employee, or unless such disclosure has been authorized in writing by the Company, or except as may be required by any applicable law or by order of a court of competent jurisdiction, a regulatory or self-regulatory body, or a governmental body.

                  (iii) In the event that the Employee is required to disclose Confidential Information or Confidential Applicability Information pursuant to judicial or administrative process or other requirements of law, the Employee will (A) notify the Company of his receipt of such process within 24 hours of such receipt, and prior to any disclosure being made, (B) to the extent reasonably practicable, consult with the Company on the advisability of taking steps to resist or narrow such request provided that the ultimate decision shall be that of the Employee, and (C) if disclosure is required or deemed advisable, cooperate with the Company in any attempt that it may make in order to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such information. If no such order is obtained by the Company, disclosure of such information by the Employee shall not be deemed a violation of this Agreement. If such an order is obtained, then disclosure of the information covered by such order in the manner described in the order shall not be deemed a violation of this Agreement. The Employee shall be entitled to reimbursement for his reasonable expenses, including the fees and expenses of his counsel, in connection with action taken pursuant to this paragraph.

                  (iv) The provisions of Sections 4(b)(i), 4(b)(ii), and 4(b)(iii) notwithstanding, the Employee shall be free to disclose or use any information which was obtained by the Employee prior to his employment with the Company (subject to any obligations owed by the Employee to such previous employers with respect to such information), or which is obtained by the Employee subsequent to and independent of his relationship with the Company.

                  (v) The provisions of Section 4(b)(i), 4(b)(ii), and 4(b)(iii) notwithstanding, the Employee shall, with the prior written permission of the Company, be free to disclose selected Confidential Information and/or Confidential Applicability Information to a limited number of parties for the purpose of securing employment subsequent to the Employee's employment with the Company or progressing professionally, provided further that where such disclosure would not be harmful to the Company, such permission shall not be unreasonably withheld. For purposes of this Section 4(b)(v), the termination of the Employee's employment with the Company shall not in itself be deemed harmful to the Company, even if such termination is voluntary.

         (c) RETURN AND OWNERSHIP OF DOCUMENTS AND WORK PRODUCT. Upon the termination of the Employee's employment with the Company for any reason, the Employee promises and agrees to return immediately to the Company any and all Confidential Information and all other materials or documents, including without limitation mailing lists, rolodexes, computer print-outs, and computer disks and tapes, belonging to the Company which contain information pertaining to the Company's business, methods, clients, potential clients, customers, potential customers, investors, potential investors, funding providers, potential funding providers, or employees, unless the Company consents in writing to the Employee's retention thereof.

         (d) OWNERSHIP OF INTELLECTUAL PROPERTY. All right, title, and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intellectual property ("Intellectual Property"), including without limitation any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations, properties, and any documentation or other memorialization containing or relating to the foregoing, in each case discovered, invented, created, written, developed, taped, filmed, furnished, produced, or disclosed by or to the Employee in the course of rendering services to the Company shall, as between the parties hereto, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and the Employee and his successors and assigns shall have no right, title, or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. The Company shall have all right, title, and interest in such Intellectual Property, whether such Intellectual Property is conceived by the Employee alone or with others and whether conceived during regular working hours or other hours.

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         The Employee makes, and agrees to make and execute, any assignment necessary to perfect the Company's right, title, and interest in Intellectual Property, and agrees to perform any act reasonably requested by the Company in furtherance of any such assignment, and/or of perfecting the Company's rights in Intellectual Property.

         (e) NO WAIVER OF TRADE SECRET PROTECTION. Nothing contained in this Agreement shall be deemed to weaken or waive any rights related to the protection of trade secrets or confidential business information that the Company may have under common law or any applicable statutes or rules.

         5. COMPETITION WHILE EMPLOYED

         During the period of his employment with the Company, the Employee will not, directly or indirectly, without the written consent of the Company, and whether or not for compensation, either for his own account or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity :

         (a) perform a function which is of the same nature as, or substantively similar to, a function that the employee performs for the Company; or

         (b) engage in any activity or business which is the same nature as, or substantively similar to, an activity or business of the Company or an activity or business which the Company is developing and of which the Employee has knowledge.

         6. INTERFERENCE WITH RELATIONSHIPS

         (a) RESTRICTIONS ON INTERFERENCE. While employed by the Company, and for a period of 18 months after the date the Employee ceases to be employed by the Company, without regard to when or for what reason, if any, such employment shall terminate (the "Termination Date"), the Employee shall not, directly or indirectly, without the written consent of the Company, and whether or not for compensation, either on his own behalf or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity (except in the capacity of an employee or officer of the Company acting for the benefit of the Company), knowingly:

                  (i) interfere with an ongoing (as of the Termination Date) relationship between the Company and one of its customers (except as permitted under the provisions of Sections 6(b) and 6(c) below) by providing or offering to provide a product or service to that customer which, as of the Termination Date, was provided to that customer by a business unit of the Company in which the Employee worked during his employment with the Company, if by so doing, the Employee might reasonably be expected to cause the Company to suffer a loss of profits from or other damage to its business relationship with that customer;

                  (ii) interfere with an ongoing (as of the Termination Date) joint venture, strategic alliance, licensing agreement, distribution relationship, advertising relationship, or similar agreement or relationship between the Company and another business entity (the "Joint Venture Relationship") by entering into or proposing to enter into a substantially similar business relationship with that entity, if the Employee was directly involved in that Joint Venture Relationship during his employment with the Company, and if by so doing, the Employee might reasonably be expected to cause the Company to suffer a loss of profits that would otherwise accrue to the Company in connection with that Joint Venture Relationship, or to suffer other damage to that Joint Venture Relationship;

                  (iii) employ, or retain as a consultant or contractor, or cause to be so employed or retained, or enter into a partnership or business venture with, any person (a "Related Person") who at the time of such action (A) is an employee of the Company or the D. E. Shaw Group; (B) has been employed by the Company or the D. E. Shaw Group at any time within the previous 18 months;
(C) is a consultant, sales agent, contract programmer, or other independent agent who is retained on a full-time or substantially full-time basis by the Company or the D. E. Shaw Group; or (D) has been retained on a full-time or substantially full-time basis by the Company or the D. E. Shaw Group as a consultant, sales agent, contract programmer, or other independent agent at any time within the previous 18 months;

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                  (iv) solicit, persuade, encourage, or induce any employee of the Company or the D. E. Shaw Group (or any consultant, sales agent, contract programmer, or other independent agent who is retained on a full-time or substantially full-time basis by the Company or the D. E. Shaw Group) to cease his employment with or retention by the Company or the D. E. Shaw Group.; or

                  (v) accept or solicit investmentcapital or debt financing (directly or indirectly) from, or accept or solicit employment with, or accept or solicit a consulting assignment with, any individual or entity, or an officer, partner, principal, or affiliate of any entity, or another entity managed by or otherwise affiliated with an officer, partner, principal, or affiliate of any entity, that, as of the Termination Date or at any time within the 18 months immediately preceding the Termination Date, provided or arranged for the provision of more than 20 percent of the capital of the Company.

         (b) EXCEPTIONS TO PREVENT UNDUE HARDSHIP. In the event that the application of Section 6(a)(i) and/or Section 6(a)(ii) would, in the Company's judgment, cause undue hardship to the Employee, the Company, upon written request by the Employee, provide to the Employee a written instrument authorizing such specific exceptions to the provisions of Section 6(a)(i) and/or
Section 6(a)(ii) as the Company shall determine are reasonably necessary to prevent such undue hardship, the provisions of which instrument shall thereafter be deemed to supersede the corresponding provisions of Section 6(a)(i) and/or
Section 6(a)(ii).

         (c) PRIOR RELATIONSHIPS. The provisions of Section 6(a) notwithstanding, the Employee shall not by reason of Section 6(a) be restricted from resuming, after the termination of his employment with the Company, any employment or business relationship that preceded his employment with the Company, or from providing or offering to provide any product or service to a customer which the Employee provided to that customer at any time prior to his employment by the Company; provided, however, that Section 4 and the other provisions of this Section 6 shall continue to apply.

         (d) EXCEPTION FOR UNRELATED ACTIVITIES. The provisions of Section 6(a) notwithstanding, the Employee shall become free nine months after the Termination Date to employ, retain, cause to be employed or retained, or enter into a business relationship with any Related Person provided that neither the Employee nor any Related Person directly or indirectly engages in business activities competitive with the business activities of the Company in the course of such employment, retention, or business relationship.

         (e) NO WAIVER OF COMMON LAW OR STATUTORY PROTECTION. Nothing contained in this Agreement shall be deemed to weaken or waive any of the Company's rights or protections that may be accorded by statute or common law as regards the conduct of the Employee with respect to the Company's business, investors, customers, clients, joint venture partners, employees, consultants, or contractors. The Employee authorizes the Company to disclose this Agreement to any person at any time, including without limitation any employer or prospective employer of the Employee.

         7. REASONABLENESS OF COVENANTS

         (a) CERTAIN RECOGNITIONS. The Employee acknowledges that the restrictions specified in Sections 4, 5, and 6 of this Agreement are reasonable in view of the nature of the business in which the Company is engaged, the Employee's position with the Company, the previous relationship between the Company and the D. E. Shaw Group and the Employee's knowledge of the Company's business.

         The Employee recognizes that the amount of his compensation reflects his Agreement in Sections 4, 5, and 6, and acknowledges that he will not be subject to undue hardship by reason of his agreements set forth in Sections 4, 5, and 6.

         (b) MODIFICATION OF RESTRICTION. Notwithstanding anything contained in Sections 4, 5, or 6 of this Agreement to the contrary, if a court of competent jurisdiction should hold any restriction specified in Sections 4, 5, or 6 to be unreasonable, unenforceable, illegal or invalid, then that restriction shall be limited to the extent necessary to be enforceable, and only to that extent. In particular, and without limitation on the foregoing, if any provision of Sections 4, 5, or 6 should be held to be unenforceable as to scope or length of time or geographical area involved,



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such provision shall be deemed to be enforceable as to, and shall be deemed to be amended to cover, the maximum scope, maximum length of time, or broadest area, as the case may be, which is then lawful.

         (c) SURVIVAL OF COVENANTS. The obligations of the Employee under Sections 4 and 6 of this Agreement shall survive the termination of this Agreement and of his employment with the Company.

         8. REGULATORY COMPLIANCE

         The Employee agrees to abide by all applicable securities laws and all applicable rules and regulations of the Securities Exchange Commission, the National Association of Securities Dealers, the Nasdaq National Market , and all other applicable self-regulatory organizations.

         9.  REMEDIES/ARBITRATION

         (a) INJUNCTIONS, RESTRAINING ORDERS, AND OTHER EQUITABLE RELIEF. The Employee acknowledges that breach or threatened breach of Sections 4, 5, or 6 of this Agreement will cause the Company or, as the case may be, the D. E. Shaw Group irreparable harm for which there is no adequate remedy at law, and as a result of this, the D. E. Shaw Group shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief in favor of itself, without the necessity of posting a bond, restraining the Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order, or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy the Company or, as the case may be, the D. E. Shaw Group may have at law or in equity. The right of the Company or, as the case may be, the
D. E. Shaw Group to seek equitable relief under this Agreement shall be in addition to (and not in derogation of) the requirement imposed on each party hereto to arbitrate disputes as provided in Section 9(b) below.

         (b) MANDATORY ARBITRATION. The Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including without limitation its affiliates, officers, employees, representatives, or agents) arising out of or relating to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by arbitration in a forum of the American Arbitration Association ("AAA") located in New York County in the State of New York and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (i) each arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by the Employee, (ii) the arbitrators shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrators shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render their decision. Any arbitration award shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Employee, including without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion, sex, or pregnancy), the Americans with Disabilities Act of 1991 (which prohibits discrimination in employment against qualified persons with a disability), the Equal Pay Act (which prohibits paying men and women unequal pay for equal work) or any other federal, state, or local laws or regulations pertaining to the Employee's employment or the termination of the Employee's employment.

         (c) RECOVERY OF LEGAL FEES. If one of the parties to this Agreement (the "Plaintiff") should bring a proceeding against the other party (the "Defendant") in connection with an alleged breach or threatened breach of this Agreement, and if such proceeding is ultimately resolved by an order or a judgment in favor of the Defendant, by a voluntary discontinuance with prejudice by the Plaintiff, or by an arbitration decision wholly in favor of the Defendant, the Plaintiff will, upon presentation by the Defendant of appropriate evidence of the amount and nature of the expense incurred, reimburse the Defendant in an amount equal to the lesser of:

                  (i) the cost of all reasonable legal fees actually incurred by the Defendant in connection with such litigation or arbitration; or

                  (ii) $100,000.

         (d) FORUM. Each party submits to the jurisdiction of the courts, state and federal, and arbitration forums (set forth in Section 9(b)) located in the State of New York.

         10. RELATIONSHIP OF THE PARTIES

         The relationship between the Company and the Employee hereunder is agreed to be solely that of employee and employer. Nothing contained herein and no modification of responsibility or compensation made hereafter shall be construed so as to constitute the parties as partners or joint venturers.

         11.  AMENDMENT OR ALTERATION

         No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

         12. GOVERNING LAW

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS-OF-LAW PRINCIPLES).

         13. SEVERABILITY

         The holding of any provision of this Agreement to be illegal, invalid, or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

         14. WAIVER

         The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion or occasions shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         15. ENTIRE AGREEMENT

         This Agreement contains the entire agreement of the parties and shall supersede any prior verbal or written agreement or understanding between the Employee and the Company. The Employee acknowledges that in choosing to accept the Company's offer of employment (and/or to continue such employment), he has not relied on any warranties, representations, or promises by the Company, its employees, or any other parties except as specifically set forth herein.

         16. ASSIGNMENT

         Except as otherwise provided in this paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 16 shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto. This agreement shall be assignable by the Company to a subsidiary or affiliate of the Company; to any corporation, partnership, or other entity that may be organized by the Company, as a separate business unit in connection with the business activities of the Company; or to any corporation, partnership, or other entity resulting from the reorganization, merger, or consolidation of the Company with any other corporation, partnership, or other entity, or any corporation, partnership, or other entity to or with which all or any portion of the

Company's business or assets may be sold, exchanged, or transferred. With respect to Article VI, the D. E. Shaw Group is a third-party beneficiary of this Agreement.

         17. NO ATTACHMENT

         Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

         18. NO COERCION OR DURESS

         The Employee enters into this Agreement with full understanding of the nature and extent of the restrictive covenants contained herein, and acknowledges that because of the nature of the Company's business, this Agreement would not be entered into without the restrictive covenants contained herein.

         The Employee acknowledges and agrees that he is entering into this Agreement voluntarily and of his own free will in order to obtain the benefits of employment, continued employment, and additional compensation by the Company. The Employee acknowledges and agrees that he has not been coerced or suffered any duress in order to induce him to enter into this Agreement.

         19. HEADINGS

         The Section headings appearing in this Agreement are used for convenience of reference only and shall not be considered a part of this Agreement or in any way modify, amend, or affect the meaning of any of its provisions.

         20. RULES OF CONSTRUCTION

         Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Agreement was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Agreement.

         21. ACKNOWLEDGMENT OF RECEIPT

         By signing below, the Employee acknowledges receiving a copy of this Agreement.

         22. DEFINITIONS

         For purposes of this Agreement, the term "D. E. Shaw Group" shall include, individually and/or collectively, (a) D. E. Shaw & Co., L.P. and D. E. Shaw & Co., Inc. ; (b) any partnership, other entity or account that D. E. Shaw & Co., L.P. or D. E. Shaw & Co., Inc. owns, in whole or in part, or for which they act, directly or indirectly, as general partner, investment manager, or management company, along with their respective subsidiaries; and (c) any predecessor or successor entity to any partnership, entity, or account described in (b) above. References in this Agreement to any entity also refer to any successor to that entity.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


JUNO ONLINE SERVICES, INC.



By:      /s/ Charles Ardai
   -------------------------------------
         Charles Ardai
         President


Date:   4/28/99
     -----------------------------------



EMPLOYEE


Signature: /s/ Robert H. Cherins
          ------------------------------


Name:    Robert H. Cherins


Address:  1540 Broadway
        --------------------------------
          New York, NY  10036
        --------------------------------




Date:    4/28/99
     -----------------------------------


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